Exhibit 23.5
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of Allis-Chalmers Energy Inc. of our report dated December 1, 2006, with respect to the financial statements of Oil and Gas Rental Services, Inc. as of October 31, 2006, 2005 and 2004 and for the years then ended. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement
/s/ UHY LLP
Houston, Texas
February 19, 2008